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                                                                     Exhibit 23a

[LOGO] Peat Marwick LLP






                              ACCOUNTANTS' CONSENT

We consent to the use herein of our report dated February 20, 1998, on the statements of financial condition of Ceres Fund, L.P. (a Tennessee Limited Partnership) as of December 31, 1997 and 1996, and summary of net asset values as of December 31, 1997, 1996 and 1995, and the related statements of operations, changes in partners' capital and cash flows for each of the years in the three-year period ended December 31, 1997 and the reference to our Firm under the heading "Experts" in the Prospectus.



                                       /s/ KPMG Peat Marwick LLP


Memphis, Tennessee
June 3, 1998